Exhibit 5.6

Paris-La Défense Tour Ernst & Young Faubourg de l’Arche 92037 Paris-La Défense Cedex

Tél : 01 46 93 70 00
Fax : 01 58 47 48 00
www.ey-avocats.com
Paris-La Défense, September 11, 2009
To:	Novelis Inc. 3399 Peachtree Road, NE, Suite 1500 Atlanta, Georgia 30326 USA
Cc:    NOVELIS PAE SAS.
Ladies and Gentlemen:
We have acted as French legal counsel to NOVELIS PAE, a French société par actions simplifiée having its registered office at 725 rue Aristide Berges, 38340 Voreppe, France (the “Company”), a subsidiary of NOVELIS INC., a corporation formed under the Canada Business Corporation Act (the “Issuer”), in connection with the registration under the U.S. Securities Act of 1933 of (a) $185,000,000 principal amount of 11 1/2% senior notes due 2015 (the “Notes”) of the Issuer, to be issued in exchange for the Issuer’s outstanding 11 1/2% senior notes due 2015 pursuant to an Indenture, dated as of August 11, 2009 (the “Indenture”), among the Issuer, certain subsidiaries of the Issuer party thereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and (b) the guarantees (the “Guarantees”) of each of the Guarantors of the Notes.
In connection therewith, we have examined such corporate records, certificates and other documents, as we have considered necessary or appropriate for the purposes of this opinion, as listed below:
1.	a copy of the statuts (by-laws) of the Company, certified to be true and correct as of September 4, 2009 by Mr. Philippe Charlier, acting as President of the Company;

2.	an extrait K-bis (Commercial and Companies Registry extract) issued by the clerk’s office of the Commercial Court of Grenoble as at September 1, 2009;

3.	a certificate of non-bankruptcy (déclaration de recherches négatives en matière de procédures collectives) issued by the clerk’s office of the Commercial Court of Grenoble as at September 2, 2009;

4.	a statement of privileges and pledges encumbering the assets (état des privileges et nantissements) issued by the clerk’s office of the Commercial Court of Grenoble as at August 27, 2009;

Société d’Avocats inscrite au Barreau des Hauts-de-Seine	SELAS à capital variable
Membre du réseau Ernst & Young Global Limited	448 683 789 R.C.S. Nanterre

HSD Ernst & Young ARCHIBALD	Siège social: 11 allée
de l’Arche - Faubourg de l’Arche 92400 Courbevoie

5.	a statement of registration of pledge of stock without dispossession (état des inscriptions de gage sans dépossession) issued by the clerk’s office of the Commercial Court of Grenoble as at April 9, 2009;

6.	a President’s Certificate executed by Mr. Philippe Charlier, acting as President of the Company, dated September 4, 2009, in respect of the absence of any filing for bankruptcy;

7.	minutes of the decisions of the Company’s sole shareholder, dated September 4, 2009, approving the granting of, inter alia, the Guarantees, and any registration in relation thereto, by the Company;

8.	a power of attorney granted by Mr. Philippe Charlier, acting as President of the Company, dated July 3, 2009;

9.	an executed copy of the Indenture;

10.	a form of the Notes; and

11.	a form of the Guarantees.
This opinion is confined solely to matters of the laws of France in force on the date hereof as currently applied by French Courts and is given on the basis that it will be governed by and construed in accordance with such laws. Accordingly, we do not express or imply any opinion on the laws of any other jurisdiction including foreign conflict of law rules, and on private international law rules. Moreover, this opinion is strictly limited to the matters stated herein and may not be construed to extend by implication to any matters not specifically referred to herein.
For the purpose of this legal opinion, we have also assumed (assumptions which we have not independently verified):
A.	that all documents provided to us as copies (including faxed or e-mailed copies), extracts, conformed copies or specimens conform to the originals thereof;

B.	that all documents have been duly authorized, executed and delivered by, and are within the capacity and power of the parties thereto (other than the Company);

C.	that all signatures provided to us are authentic and complete and that all signatures on the executed documents, or copies of which we have examined, are genuine;

D.	that all documents examined by us in connection with this opinion are true, accurate and complete as to all their particulars as of the date hereof and have not been amended or terminated;

E.	that the Indenture has been duly authorized, executed and delivered by each of the parties thereto and is within the capacity and power of, the parties thereto (other than the Company); that the Notes have been duly authorized by the Issuer and are within the capacity and power of the parties thereto; that the Guarantees have been duly authorized by the Guarantors and are within the capacity and power of the parties thereto (other than the Company) and that the Issuer and the Guarantors have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organization; and that the Issuer’s, the Company’s and other parties’ obligations under the Indenture, the Notes and the Guarantees are or will be legal, valid and binding obligations of the Issuer, the Company and such other parties enforceable against them in accordance with their terms, in each case under the laws to which they are expressed to be subject;

F.	that the execution and delivery of the Indenture and the Guarantees, and performance by the Company of its obligations thereunder, do not or will not exceed the Company’s financial capabilities and conform with the Company’s corporate interest;

G.	that the information revealed by the Commercial and Companies Registry extracts referred to in paragraphs 2 through 5 above were accurate in all respects and have not since the time of such search or inquiring been amended; and

H.	that, on the date hereof, there does not exist any organizational document of the Company other than the by-laws referred to in 1. above.
Based upon and subject to the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and is validly existing as a société par actions simplifiée under the laws of France.

2.	The Indenture has been duly authorized, executed and delivered by the Company.

3.	The Guarantees have been duly authorized by the Company, and

4.	when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture, and when the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Guarantees will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In addition, this opinion is subject to the following qualifications and reservations, based on the applicable Laws of France as currently in effect and defined:
(A)	We express no opinion as to availability of the remedy of specific performance under French law or before a French court.

(B)	In respect of payment obligations, pursuant to Article 1244-1 et seq. of the French Civil Code, French courts have the power to defer or otherwise reschedule payment dates, taking into account the debtor’s financial position and the creditor’s financial needs; French courts may also decide that any amounts the payment dates of which are thus deferred or rescheduled will bear interest at a rate lower than the contractual rate and/or that any payments made shall first be allocated towards repayments of principal.

(C)	A judgment rendered in France against the Company may be limited by the provisions of French law which give discretionary powers to French courts such as, inter alia, the discretion to limit or increase the amount of payments due under any penalty or indemnity obligation whose enforcement is sought in circumstances where non-performance was due to force majeure or which, taking into consideration the respective positions of the parties, is considered by the relevant French courts to be manifestly excessive or nominal, the discretion to grant grace periods of up to two years, or the discretion to reduce the rate of interest applicable to deferred payment.

(D)	In the event of proceedings brought in a French court in respect of a monetary obligation expressed to be payable in a currency other than the euro, a French court might render a judgment expressed as an order to pay, not in such currency, but its euro equivalent at the time of the relevant judicial decision or payment or enforcement of the judgment.

(E)	The enforcement of rights relating to the Notes, the Indenture and/or the Guarantees may be or become limited by the statute of limitations or by the lapse of time, or may be subject to set-off and counterclaim.

(F)	Any document which is originally drafted, issued and executed in a foreign language must be translated into French by an official translator (traducteur assermenté) in order to be submitted as evidence in any action or proceeding before a French court.

(G)	A French court may refuse to give effect to a provision of an agreement in respect of the costs of unsuccessful litigation brought before a French court or where the court has itself made an order for costs.
We are rendering this opinion in our capacity as Avocats au Barreau des Hauts-de-Seine, as legal advisers to the Company, and this opinion shall be governed by and construed in accordance with the Laws of France.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon for any other purpose without our express prior written consent, it being understood that it is given as of the date hereof and may not be relied upon as though given on any later date.
This opinion is given by the Paris-La Défense office of Ernst & Youńg Société d’Avocats and not on behalf of any other offices of Ernst & Young Société d’Avocats or any other firms associated with Ernst & Young Société d’Avocats.
Yours faithfully,

Frédéric RELIQUET	Arthur PIERRET
On behalf of Ernst & Young Société d’Avocats	On behalf of Ernst & Young Société d’Avocats

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